M I N I N G  L E A S E

     THIS MINING LEASE, (this Lease) is effective the 1st day of September, 1997, (the Effective Date) between HORN SILVER MINES, INC., a Utah corporation, (the Lessor) and WORLD HYDROCARBONS, INC., a Texas corporation, and MINERALS PROCESSING, INC., a Utah corporation (collectively the Lessees).

                                WITNESSETH

     WHEREAS, the Lessor is the owner of the patented and unpatented mining claims (the Mining Claims) described on Exhibit A attached hereto, and thereby made a part hereof.

     WHEREAS, the Lessees are interested in entering into a mining lease covering the Mining Claims for the purpose of exploring for and mining of the Wollastonite reserves found on the Mining Claims to which the Lessor is agreeable under certain terms and conditions.

     NOW, THEREFORE, for and in consideration of the mutual covenants hereinafter set forth, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

     1. Grant of Lease. The Lessor hereby demises, leases, and lets the Mining Claims to the Lessees, subject, however, to all of the terms, provisions, and conditions hereinafter set forth.

     2. Term of this Lease. Unless sooner terminated as provided in this Lease, the term of this Lease shall be for the following periods:

     (a) An initial term of five (5) years from the Effective  Date (the Initial
Term); and

     (b) Four (4) additional terms of five (5) years each after the Initial Term if prior to the expiration of the pertinent previous term the Lessees shall elect to extend this Lease by giving notice to the Lessor to that effect in the manner provided for in Paragraph 17 below.

     3. Wollastonite Restriction. This Lease is being granted by the Lessor to the Lessees so as to enable the Lessees to explore for and mine the Wollastonite reserves found on the Mining Claims. Accordingly, the following obtains under this Lease regarding the Mining Claims, viz:

     (a) The geologic horizons covered by this Lease are only those which contain wollastonite and extend from the surface to the base of the deposits that contain Wollastonite and no further.

     (b) All geologic horizons other than those described in Subparagraph 3(a) above are reserved to the Lessor.

     4. Minimum Royalty. Subject to the right of the Lessees to terminate this Lease as provided below the Lessees shall pay to the Lessor during the term of this Lease the following minimum royalty, viz:

     (a) Upon the execution of this Lease, the sum of One Thousand Five Hundred Dollars ($1,500.00); and

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     (b) On the 20th day of each calendar month subsequent to the calendar month during which this Lease is so executed, the sum of One Thousand Five Hundred Dollars ($1,500.00). All amounts paid to the Lessor by the Lessees under this Paragraph 4 may be accumulated and deducted from amounts due to the Lessor from production royalty payable under Paragraph 5 below.

     5. Production Royalty. The Lessees shall pay to the Lessor a production royalty as follows:

     (a) Regarding Wollastonite: Six Percent (6%) of the net returns.

     (b) Regarding all other minerals included in the Wollastonite and for which payment is received: Six Percent (6%) of the net returns. For purposes of this Paragraph 5, "net returns" mean the gross amount that the Lessees receive for any product derived from the Wollastonite produced from the Mining claims.

     6. Exploratory Drilling. (a) before commencing any mining program for Wollastonite on the Mining Claims, the Lessees shall carry out sufficient exploratory drilling to he able to formulate a mining plan for the Wollastonite to be found on the Mining Claims. The Lessees shall prepare a preliminary draft of this mining plan and shall submit it to the Lessor at least sixty (60) days prior to the date when the Lessees propose to commence mining for Wollastonite on the mining Claims. The Lessor shall have thirty (30) days after receipt of this preliminary draft to make comments and suggestions to the Lessees about the proposed plan. These comments and suggestions shall be given serious consideration by the Lessees in the formulation of the final draft of this mining plan, which also shall be submitted to the Lessor. (b) Respecting the exploratory drilling required under Subparagraph 6(a) above, the Lessees shall:

           (1) Take samples in such manner as to provide the Lessor with duplicates of each sample so taken, as properly divided, bagged, and labelled;

           (2) Provide the Lessor with true copies of all assays, geological data, reports, and all other information obtained respecting the Mining Claims; all of which shall be at the sole expense of the Lessees.

     7. Lessees' Mining Restrictions. (a) Any mining operation being carried on by the Lessees on the Mining Claims shall be such as to qualify as a "Small
Mining Operation" under Rules 647-1-106 and 647-3-101 et seq. of the Rules adopted by the Utah Board of Oil, Gas, and Mining. (b) The Lessees shall have the right to follow the reserves of Wollastonite beyond the boundaries of the Mining Claims to other mining claims owned by the Lessor under the following terms and conditions, viz:

           (1) The Lessees shall notify the Lessor to that effect in the manner provided for in Paragraph 17 below, specifying therein the area into which the Lessees propose for such expansion.

           (2) The Lessor shall have thirty (30) days after receipt of such plan of expansion to approve it, which approval shall not be unreasonably withheld. Upon such approval, the area covered by such plan of expansion shall become subject to all of the terms, provisions, and conditions of this Lease.

     8. Contractor Requirements. All drilling and mining operations conducted by the Lessees on the Mining Claims shall be done by contractors having proven qualifications and good reputations, notifications as to the identities of which shall be provided to the Lessor prior to the Lessees entering into contracts with such contractors in the manner provided for in Paragraph 17 below.

     9. Lessor's Activities on the Mining Claims. If the Lessor shall desire at any time while this Lease remains in effect to carry on any exploration or mining of the Mining Claims for reserves other than Wollastonite, the Lessor shall have the right to do this subject to the following restrictions:

     (a) The Lessor shall notify the Lessees in the manner provided for in Paragraph 17 below of the Lessor's intent to carry out such exploration or mining at least sixty (60) days prior to the time when the Lessor contemplates the beginning of such exploration or mining.

     (b) Any such exploration or mining by the Lessor shall be done in such manner as not to interfere unreasonably with any drilling or mining of the Wollastonite reserves found on the Mining claims then being conducted by the Lessees.

     (c) if during any mining operations of the Lessor on the Mining claims, the Lessor shall encounter wollastonite reserves of such quantity and quality as the Lessees determine to be of commercial grade and the Lessees then shall notify the Lessor to this effect in the manner provided for in Paragraph 17 below, then from that time on the Lessor shall at the expense of the Lessor stockpile any such Wollastonite reserves for further processing by the Lessees under this Lease.

     10. Lessor's Title to the Mining Claims. The Lessor covenants and represents that to the best of the Lessor's information and belief:

     (a)   The Lessor is the owner of the Mining Claims.

     (b) The Lessor has not sold, assigned, conveyed, or otherwise encumbered any rights that the Lessor has respecting the Mining claims, except as otherwise provided in this Lease.

     (c) The Mining Claims are free and clear of all lions, claims. demands, or encumbrances, except as otherwise provided in this Lease.

     11. Mining Rights of that Lessees. Except as otherwise provided in this Lease, the Lessees shall have the following exclusive rights regarding the geologic horizons in the Mining Claims from the surface to the bass of the Wollastonite deposit, viz:

     (a) To enter upon, explore, examine, and investigate the Mining Claims and to survey, map, test,and sample the Mining Claims and to carry on such geological and geophysical with respect thereto as the Lessees, in their sole judgment and discretion, may desire;

     (b) To delineate ores and ore occurrences and to drill and secure cores and samples from the Mining Claims at such places and quantities as the Lessees, in their sole judgment and discretion may desire;

     (c) To prospect and search for minerals in or on the Mining Claims by means of drilling, trenching, drifting, cross cutting, raising, and sinking of shafts or winzes or by any other development or exploration methods, whether surface or underground, as the Lessees, in their sole judgment and discretion may desire;

     (d) To mine, extract, mill, process, concentrate, beneficiate, or otherwise treat any ores or minerals from the Mining Claims in unlimited quantities and to ship, market, sell, or otherwise dispose of the same to such established buyers as the Lessees, in their sole judgment and discretion, may desire, provided, however, that if the Lessees are not dealing on an arms-length basis with any such buyer, then the amounts received from that buyer shall be required to be equal to the normal amounts that would be received between armslength parties for the same products;

     (e) To construct, install, operated and maintain upon the Mining claims such crushing facilities, roads, power and telephone lines, ditches, camps, hoists, buildings, and other structures and facilities as the Lessees, in their sole judgment and discretion, may desire;

     (f) To take any and all other action upon or in connection with the mining Claims, whether similar to the actions described above in this Paragraph 11 or not, as the Lessees, in their sole judgment and discretion, may desire.

     12. Protection for the Lessor. During the term of this Lease, the following rights and restrictions shall be observed, viz:

     (a) The Lessees shall conduct all drilling and mining operations on the Mining Claims in accordance with good industry practices and all applicable laws, rules, and regulations and shall indemnify and hold the Lessor harmless from any claims, loss, liability, or expense arising out of injuries or death of persons (including employees of the Lessees) or damage to property of third persons (including property of the Lessees) by reason of operations of the Lessees, their employees and servants, on the Mining Claims.

     (b) The Lessor, or its authorized representatives, shall have the right at all reasonable times during daylight hours to enter upon the mining Claims and any mine workings thereon for the purpose of inspecting the same, provided that any such entry will be at the sole risk of the Lessor.

     (c) The Lessees shall carry such insurance, covering all persons working in or on the Mining Claims for the Lessees as will comply with the laws of the State of Utah and the United States pertaining to Workman's Compensation, occupational diseases, social security, unemployment compensation, wages, hours and conditions of labor, or otherwise.

     (d) The Lessees shall before any work is done or performed on the Mining Claims post notices of non-responsibility of the Lessor so as to keep the Lessor free and harmless from any claims whatsoever by any workman or materialman or others for any wages or charges of any kind brought about by reason of the Lessees' use and occupancy of the Mining Claims, the original copy of which notice shall be recorded as is contemplated by law and which other copies the Lessees shall keep continuously posted as required by law upon the Mining Claims.

     (e) The Lessees shall indemnify and hold the Lessor harmless from all claims of damage to persons or property and from any claims against the Lessor or the Mining Claims arising from the Lessees' operations under this Lease, provided, however, such that any such obligation shall not apply to any liability asserted on account of any act or omission of the Lessor and provided further that any exercise of the right of access to the Mining Claims by the Lessor, or its representatives, shall be at the Lessor's risk.

     (f) The Lessees shall provide the Lessor with quarterly summary reports of activities and results obtained during each year that this Lease is in effect, such reports to contain reasonably-detailed data, including maps, drill results, sampling results, geological studies, geophysical results, production and sales statistics, and other exploration and development information, as such data is acquired by the Lessees. If the Lessees shall deem any such data to be of confidential nature, the Lessees shall advise the Lessor to this effect when such data is delivered to the Lessor. From that point an the Lessor shall not disclose any of this confidential data to parties other than the Lessees without the prior written consent of the Lessees until this data shall become publicly known, if ever.

     13. Payment of Taxes and Maintenance Fee. Subject to the Lessor's timely providing the Lessees with copies of the pertinent tax notices, the Lessees shall not permit any tax liens or other encumbrances to attach against the Mining Claims through any neglect or fault of the Lessees, and the Lessees shall further pay any and all taxes assessed against the Mining Claims for 1997 and so long afterwards as this Lease remains in affect, provided, however, that any taxes based upon net proceeds from the Mining Claims shall be paid proportionately by the Lessor and the Lessees in accordance with their respective proportions of such net proceeds during any tax period. The Lessees shall also pay in a timely manner all maintenance fees and related costs required to be paid to the United States Department of the Interior or any other governmental office to keep any of the Mining Claims that are unpatented in force and effect, providing the Lessor with evidence of each such payment.

     14. Default by the Lessees. If the Lessees shall fail to make any payment to the Lessor under this Lease within fifteen (15) days after such Payment was due or shall default in the performance Of any other obligation under this Lease and shall fail to remedy or initiate good faith steps to remedy any such default of any other obligation within thirty (30) days following notice of such default from the Lessor to the Lessees in the manner provided for in Paragraph 17 below, then in either of these circumstances the Lessor may at its option terminate this Lease and enter into possession of the Mining Claims.

     15. Termination by the Lessees. At any time after the execution of this Lease the Lessees shall have the right to terminate this Lease by giving the Lessor Sixty (60) day's notice to this effect in the manner provided for in Paragraph 17 below.

     16. Effect of Termination. Upon the effective date of any termination of this Lease under either Paragraph 14 or 15 above:

     (a) This Lease shall be deemed terminated, and the parties hereto shall have no further obligations to each other under this Lease except as otherwise provided in this Paragraph 16.

     (b) The Lessees shall execute and deliver to the Lessor a good and sufficient release of this Lease in recordable form and satisfactory to the Lessor and its attorneys.

     (c) Surviving any such termination of this Lease are the following:

     (1) Any rights and obligations of any of the parties hereto that accrued prior to the effective date of such termination.

     (2) The right of the Lessees within one hundred twenty (120) days after the effective date of such termination to remove from the Mining Claims all their machinery, buildings, structures, facilities, equipment, and other property of every nature and description erected, placed or situated thereon, except foundations of a permanent nature, supports, track, and pipe placed in shafts, drifts, or openings on the Mining Claims, but any such property not so removed by the end of this one hundred twenty (120) day period shall become the property of the Lessor.

     (3) The obligation of the Lessees to complete after the effective date of such termination at the sole expense of the Lessees all reclamation requirements respecting the Mining claims imposed by the United States or the State of Utah, or any of their agencies, or any other governmental entity having jurisdiction over the Mining claims within the time frames established by these entities. This obligation on the part of the Lessees shall not extend to shaft openings, dumps, excavations, or other surface disturbances in existence on the Mining Claims prior to the Effective Date, which shall remain the obligation of the Lessor.

     17. Notices. Any Notice required or permitted under this Lease shall be deemed to have been properly given when made in writing and effective when:

     (a) Delivered personally or by reputable commercial courier service to the party to whom directed;

     (b) Deposited in the United States Mail, either registered or certified, with return receipt requested; or

     (c) Sent by telegraph, telecopy, facsimile, or other electronic means with all necessary charges prepaid; and addressed or delivered to the parties hereto as follows:

                                If to the Lessor;

                       Horn Silver Mines, Inc.
                       Attn: John P. Bogdanich, President
                       4444 South 700 East Street, Suite 204
                       Salt Lake City, Utah 84107-3075



                    If to the Lessees:

                       World Hydrocarbons, Inc.
                       Attn: C. C. Harter, Jr., President
                       10830 North Central Expressway
                       Suite 175
                       Dallas, Texas 75231

                       Minerals Processing, Inc.
                       Attn: W. K. Sims, President
                       618 Atherton Avenue
                       Novato, California 94945

                                    and

                       R. E. Nelson
                       5224 Cottonwood Lane
                       Salt Lake City, Utah 84117.

Any of the parties hereto may by notice to the other, as provided in this Paragraph 17, change the pertinent foregoing address for future notices.

     18. Enforcement. This Lease shall be construed, interpreted, and governed by the laws of the state of Utah. If any action is brought to enforce any of the provisions of this Lease, the action shall be brought in a court of competent jurisdiction in the State of Utah, and the prevailing party shall be entitled to recover as a part of such action all costs of such enforcement, including court costs and reasonable attorneys' fees.

     19. Memorandum. This Lease shall not be recorded, and the parties hereto shall execute and acknowledge a memorandum of this Lease suitable for recording in the appropriate county office or other governmental offices.

     20. Binding Effect. The terms, provisions, and conditions of this Lease shall inure to the benefit of and be binding upon the parties hereto, their legal representatives, successors, and assigns, subject, however, to the following limitation: the Lessees may not sell, assign, encumber, or otherwise dispose of any of their rights and interests under this Lease without the prior written consent of the Lessor, but such consent will not be unreasonably withheld if the Lessees are then in full compliance with the provisions of this Lease.

     IN WITNESS WHEREOF, this Lease has been executed effective as of the date first above written.

                                 THE LESSOR:

                                 HORN SILVER MINES, INC.

                                 /s/ John P. Bogdanich
                                 ------------------------------
                                 President

                                 THE LESSEES:

                                 WORLD HYDROCARBONS, INC.

                                 /s/ C.C. Harter, Jr.
                                 ------------------------------
                                 President

                              ACKNOWLEDGMENTS

STATE OF UTAH         )
                      )ss.
COUNTY OF SALT LAKE   )

     The foregoing instrument was acknowledged before me this 6th day of August 1997, by John P. Bogdanich, as President of Horn Silver Mines, Inc.

                                  /s/ Cori L. Fasy
                                 ------------------------------
                                 Notary Public
                                 Residing at:
My commission expires:
  4-10-2201
----------------------
STATE OF TEXAS        )
                      )ss.
COUNTY OF DALLAS      )

     The foregoing instrument was acknowledged before me this 8th day of August, 1997, by C.C. Harter, Jr., as President of
World Hydrocarbons, Inc.

                                 /s/  Letty L. Edes
                                 ------------------------------
                                 Notary Public
                                 Residing at:

My commission expires:
  03-03-01
---------------------------

STATE OF CALIFORNIA        )
                           )ss.
COUNTY OF MARIN            )

     The foregoing instrument was acknowledged before me this 13th day of August, 1997, by W. N. Sims, as President of Minerals
Processing, Inc.

                                 /s/ Patti J. Somoff
                                 ------------------------------
                                  Notary Public
                                  Residing at:

                             E X H I B I T  A

1.   Patented Mining Claims:

     Name of Claim               U.S. Patent Survey No.
     --------------           ----------------------
     Antwerp                          43 (Am)

     Washington                       5946

     Washington No. 3                 5946

     Washington No. 4                 5946

     Washington No. 10                5946


2.   Unpatented Mining Claims:

           Name at Claim              B.L.M. Serial Number
           -------------              --------------------
           K-1                              UMC363366.